Exhibit 21.1

List of Subsidiaries

Significant Subsidiaries:

Home Inns & Hotels Management (Hong Kong) Limited

Hemei Hotel Management Company

Home Inns Hotel Management (Beijing) Co., Ltd.

Home Inns Hotel Management (Shanghai) Co., Ltd.